Exhibit 99.1

GULF ISLAND

REPORTS SECOND QUARTER 2024 RESULTS

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced results for the second quarter 2024.

SECOND QUARTER 2024 SUMMARY

•
Consolidated revenue of $41.3 million
•
Consolidated net income of $1.9 million; EBITDA of $2.5 million
•
Services division operating income of $2.2 million; EBITDA of $2.7 million
•
Fabrication division operating income of $1.1 million; EBITDA of $1.8 million
•
Cash and short-term investments balance of $63.1 million at June 30, 2024
•
Revising full-year 2024 financial guidance

Consolidated revenue for the second quarter 2024 was $41.3 million, compared to consolidated revenue of $39.3 million for the prior year period. Consolidated net income for the second quarter 2024 was $1.9 million, compared to consolidated net income of $1.1 million for the prior year period. Consolidated EBITDA for the second quarter 2024 was $2.5 million, compared to consolidated EBITDA of $2.1 million for the prior year period (and consolidated adjusted EBITDA for the prior year period of $4.1 million, which excludes losses of $1.9 million for the Shipyard division). See “Non-GAAP Measures” below for the Company’s definition of EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most comparable GAAP measures.

MANAGEMENT COMMENTARY

“We delivered another period of stable, profitable operating results and made continued progress on our strategic objectives during the second quarter,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “While our second quarter results were negatively impacted by customer driven project delays in our Services division, consolidated revenue still increased nearly 5% compared to the prior year period, driven by a 27% year-over-year increase in Fabrication division revenue on the continued strength of small-scale fabrication. We experienced a less favorable project mix in our Fabrication division during the quarter, which impacted margins; however, we remain encouraged by the trends in the division and remain on track for our full-year Fabrication division EBITDA guidance.”

“We continue to benefit from strength in the offshore services market; however, our second quarter Services results were impacted by customer driven project delays and our incremental investment spending in certain growth initiatives,” continued Heo. “The delays were primarily related to project opportunities for Spark Safety, and while we are working hard to make up for the impact of these delays, it is difficult to quickly recover from project slippage given the nature of our Services business. These delays, combined with our incremental investment spending, both of which will continue into the second half of the year, are expected to cause us to fall short of our prior full-year Services division EBITDA guidance. As a result, we are revising our initial $14 million full-year Services division EBITDA guidance to a range of $11 to $13 million. Despite revising our Services division guidance, we remain optimistic by the outlook for our Services division, especially as we continue to invest in new growth businesses. To that end, during the second quarter we launched our cleaning and environmental services (“CES”) business line, which expands our services offerings to better support de-commissioning activity in the Gulf of Mexico. We are looking for a potential contribution from these activities during the second half of the year with a more significant ramp up during 2025.”

“We generated another quarter of positive free cash flow, and as a result, our cash and short-term investments balance totaled approximately $63 million at quarter end,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “Our balance sheet provides us ample financial flexibility to pursue our growth objectives, which includes investments in organic initiatives such as Spark Safety and our new CES offering, as well as potential strategic opportunities.”

“We have significantly improved the predictability and stability of our financial results in recent years, but in our business, project timing and mix will always be a factor in our quarterly operating performance. So, while short-term factors negatively impacted our second quarter results and full-year outlook, we remain confident in the long-term opportunities for Gulf Island. We have established a stable, cash generative base business that is well positioned for profitable growth and provides us with the ability to invest in new growth opportunities and other complementary businesses. We continue to see an active bidding environment for large fabrication projects, and our base of services customers are projecting increased capital spending in 2025. These factors, combined with our strong financial position, provide us with several avenues for potential value creation, and as we continue to execute on our strategic plan, we are confident in our ability to deliver shareholder value in the coming years,” concluded Heo.

DIVISION RESULTS FOR SECOND QUARTER 2024

Services Division – Revenue for the second quarter 2024 was $22.8 million, a decrease of $1.7 million, or 7.0%, compared to the second quarter 2023. The decrease was primarily due to lower new project awards driven by delayed timing of certain project opportunities.

New project awards were $22.4 million for the second quarter 2024, an 8.0% year-over-year decrease, and backlog totaled $0.1 million at June 30, 2024. The decline in new awards was primarily due to lower offshore services work driven by delayed timing of certain project opportunities. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $2.2 million for the second quarter 2024, compared to $3.3 million for the second quarter 2023. EBITDA for the second quarter 2024 was $2.7 million (or 11.7% of revenue), down from $3.8 million (or 15.4% of revenue) for the prior year period, primarily due to lower revenue, a less favorable project margin mix and investments associated with the start-up of the division’s CES business line. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services division’s operating income to EBITDA.

Fabrication Division – Revenue for the second quarter 2024 was $18.7 million, an increase of $4.0 million, or 27.0%, compared to the second quarter 2023. The increase was primarily due to higher small-scale fabrication activity.

New project awards were $17.6 million for the second quarter 2024, a 31.0% year-over-year increase, and backlog totaled $11.8 million at June 30, 2024. The increase in new awards was primarily due to higher small-scale fabrication work. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $1.1 million for the second quarter 2024, compared to $1.3 million for the second quarter 2023. EBITDA for the second quarter 2024 was $1.8 million, down from $2.1 million for the prior year period, primarily due to a less favorable project margin mix, partially offset by higher revenue and improved utilization of facilities and resources associated with increased small-scale fabrication activity. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Fabrication division’s operating income to EBITDA.

Shipyard Division – Revenue for the second quarter 2024 was not significant, compared to $0.4 million for the second quarter 2023, and was related to the division’s seventy-vehicle ferry and forty-vehicle ferry projects. Operating income was break-even for the second quarter 2024, compared to an operating loss of $1.9 million for the prior year period. The wind down of the Shipyard segment operations was substantially completed in the fourth quarter 2023, with final completion anticipated to occur upon completion of the warranty periods for the ferries.

Corporate Division – Operating loss was $2.0 million for the second quarter 2024, compared to an operating loss of $1.9 million for the second quarter 2023. EBITDA for the second quarter 2024 was a loss of $2.0 million, versus a loss of $1.8 million for the prior year period. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Corporate division’s operating loss to EBITDA.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at June 30, 2024 was $63.1 million, including $1.5 million of restricted cash associated with outstanding letters of credit. At June 30, 2024, the Company had total debt of $20.0 million, bearing interest at a fixed rate of 3.0% per annum, with principal and interest payable in 15 equal annual installments of approximately $1.7 million, beginning on December 31, 2024 and ending on December 31, 2038. The estimated present value of the debt is $13.4 million based on an estimated market rate of interest.

2024 FINANCIAL OUTLOOK

Gulf Island is revising its full-year 2024 Services division EBITDA guidance, which is expected to be approximately $11.0 million to $13.0 million, a reduction from prior guidance of $14.0 million. The reduction is primarily due to delays in the timing of project opportunities for the Spark Safety business line and incremental investment spending on growth initiatives.

Full-year 2024 EBITDA guidance for the Fabrication division and Corporate division are unchanged from prior guidance:

•
Fabrication division adjusted EBITDA is expected to be approximately $8.0 million, and assumes year-over-year growth in the small-scale fabrication business. The adjusted EBITDA forecast continues to exclude the potential benefit of any large project award and excludes a gain of $2.9 million in the first quarter 2024 from the sale of property that was held for sale at December 31, 2023.
•
Corporate division EBITDA is expected to be a loss of approximately $8.0 million, which is consistent with recent historical experience.

This forward-looking guidance reflects management’s current expectations and beliefs as of August 6, 2024, and is subject to change. See “Cautionary Statement” below for further discussion of the factors that may affect the Company’s future performance, “Non-GAAP Measures” below for the Company’s definition of EBITDA and adjusted EBITDA, and “2024 Financial Outlook - Division and Consolidated EBITDA and Adjusted EBITDA Reconciliations” below for reconciliations of division and consolidated EBITDA and adjusted EBITDA to the most comparable GAAP measures.

SECOND QUARTER 2024 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, August 6, 2024 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.877.704.4453 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company’s website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of specialty services, including project management, hookup, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, civil construction and cleaning and environmental services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit, new project awards and backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including a gain from the sale of assets held for sale and gains from the impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida) and the operating results for the Company’s Shipyard division (the wind down of which was substantially complete in the fourth quarter 2023). The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue and gross profit or loss, adjusted to remove revenue and gross profit or loss, for the Company’s Shipyard division (the wind down of which was substantially complete in the fourth quarter 2023). Reconciliations of EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most comparable GAAP measures are presented under “Consolidated Results of Operations,” “Results of Operations by Division” and “2024 Financial Outlook – Division and Consolidated EBITDA and Adjusted EBITDA Reconciliations” below.

The Company believes new project awards and backlog are useful supplemental measures as they represent work that the Company is obligated to perform under its current contracts. New project awards represent the expected revenue value of new contract commitments received during a given period, including scope growth on existing contract commitments. Backlog represents the unrecognized revenue value of new project awards, and at June 30, 2024, was consistent with the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to operating results, including 2024 full-year guidance; diversification and entry into new end markets; industry outlook; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; liquidity; and execution of strategic initiatives. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases will be at the discretion of management and will depend on a variety of factors including, but not limited to, the Company’s operating performance, cash flow and financial position, the market price of its common stock and general economic and market conditions. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: supply chain disruptions, inflationary pressures, economic slowdowns and recessions, natural disasters, public health crises, labor costs and geopolitical conflicts, and the related volatility in oil and gas prices and other factors impacting the global economy; cyclical nature of the oil and gas industry; competition; reliance on significant customers; competitive pricing and cost overruns on its projects; performance of subcontractors and dependence on suppliers; timing and its ability to secure and commence execution of new project awards, including fabrication projects for refining, petrochemical, LNG, industrial and sustainable energy end markets; its ability to maintain and further improve project execution; nature of its contract terms and customer adherence to such terms; suspension or termination of projects; changes in contract estimates; customer or subcontractor disputes; operating dangers, weather events and availability and limits on insurance coverage; operability and adequacy of its major equipment; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to resolve any material legal proceedings; its ability to execute its share repurchase program and enhance shareholder value; its ability to obtain letters of credit or surety bonds and ability to meet any indemnification obligations thereunder; consolidation of its customers; financial ability and credit worthiness of its customers; adjustments to previously reported profits or losses under the percentage-of-completion method; its ability to employ a skilled workforce; loss of key personnel; utilization of facilities or closure or consolidation of facilities; failure of its safety assurance program; barriers to entry into new lines of business; weather impacts to operations; any future asset impairments; changes in trade policies of the U.S. and other countries; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; systems and information technology interruption or failure and data security breaches; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2023, as updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
New project awards(2)	$39,810	$43,818	$37,274	$83,628	$74,902

Revenue	$41,262	$42,881	$39,326	$84,143	$101,494
Cost of revenue	37,104	36,757	34,845	73,861	91,979
Gross profit(3)	4,158	6,124	4,481	10,282	9,515
General and administrative expense(4)	3,354	3,484	3,736	6,838	8,803
Other (income) expense, net(5)	(479)	(3,068)	(4)	(3,547)	(365)
Operating income	1,283	5,708	749	6,991	1,077
Interest (expense) income, net	603	542	340	1,145	660
Income before income taxes	1,886	6,250	1,089	8,136	1,737
Income tax (expense) benefit	3	(10)	13	(7)	6
Net income	$1,889	$6,240	$1,102	$8,129	$1,743
Per share data:
Basic income per share	$0.12	$0.38	$0.07	$0.50	$0.11
Diluted income per share	$0.11	$0.37	$0.07	$0.48	$0.11
Weighted average shares:
Basic	16,415	16,215	16,201	16,315	16,098
Diluted	16,864	16,755	16,349	16,810	16,354

Consolidated Adjusted Revenue(2) Reconciliation (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Revenue	$41,262	$42,881	$39,326	$84,143	$101,494
Less: Shipyard revenue	(36)	(409)	(382)	(445)	(1,729)
Adjusted revenue	$41,226	$42,472	$38,944	$83,698	$99,765

Consolidated Adjusted Gross Profit(2) Reconciliation (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Gross profit	$4,158	$6,124	$4,481	$10,282	$9,515
Add (less): Shipyard gross loss (profit)	(31)	(319)	1,184	(350)	1,599
Adjusted gross profit	$4,127	$5,805	$5,665	$9,932	$11,114

Consolidated EBITDA and Adjusted EBITDA(2) Reconciliations (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income	$1,889	$6,240	$1,102	$8,129	$1,743
Less: Income tax (expense) benefit	3	(10)	13	(7)	6
Less: Interest (expense) income, net	603	542	340	1,145	660
Operating income	1,283	5,708	749	6,991	1,077
Add: Depreciation and amortization	1,240	1,193	1,392	2,433	2,725
EBITDA	2,523	6,901	2,141	9,424	3,802
Less: Gain on property sale(5)	-	(2,880)	-	(2,880)	-
Add (Less): Hurricane insurance charges (gains)(5)	-	-	17	-	(171)
Add (less): Shipyard operating loss (income)	(9)	(342)	1,948	(351)	4,151
Adjusted EBITDA	$2,514	$3,679	$4,106	$6,193	$7,782

_________________

(1)
See “Results of Operations by Division” below for results by division.
(2)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.
(3)
Gross profit (loss) for the Shipyard division for each of the three and six months ended June 30, 2023, includes project charges of $0.8 million, and for the three and six months ended June 30, 2023, includes vessel holding costs of $0.2 million and $0.5 million, respectively, associated with the Company’s previous MPSV Litigation.
(4)
General and administrative expense for the Shipyard division for the three and six months ended June 30, 2023, includes legal and advisory fees of $0.5 million and $2.3 million, respectively, associated with the Company’s previous MPSV Litigation.
(5)
Other (income) expense for the Fabrication division for each of the three months ended March 31, 2024 and six months ended June 30, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the six months ended June 30, 2023, includes gains of $0.2 million from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.

Results of Operations by Division (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended			Six Months Ended
Services Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
New project awards(1)	$22,392	$25,468	$24,330	$47,860	$45,802

Revenue	$22,767	$25,534	$24,470	$48,301	$46,057
Cost of revenue	19,879	21,921	20,369	41,800	38,969
Gross profit	2,888	3,613	4,101	6,501	7,088
General and administrative expense	687	743	792	1,430	1,502
Other (income) expense, net	12	3	40	15	(24)
Operating income	$2,189	$2,867	$3,269	$5,056	$5,610

EBITDA(1)
Operating income	$2,189	$2,867	$3,269	$5,056	$5,610
Add: Depreciation and amortization	486	480	496	966	938
EBITDA	$2,675	$3,347	$3,765	$6,022	$6,548

	Three Months Ended			Six Months Ended
Fabrication Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
New project awards(1)	$17,610	$18,272	$13,438	$35,882	$30,144

Revenue	$18,727	$17,138	$14,741	$35,865	$54,403
Cost of revenue	17,488	14,946	13,177	32,434	50,377
Gross profit	1,239	2,192	1,564	3,431	4,026
General and administrative expense	545	441	470	986	990
Other (income) expense, net(2)	(435)	(2,970)	(201)	(3,405)	(503)
Operating income	$1,129	$4,721	$1,295	$5,850	$3,539

EBITDA and Adjusted EBITDA(1)
Operating income	$1,129	$4,721	$1,295	$5,850	$3,539
Add: Depreciation and amortization	674	635	825	1,309	1,647
EBITDA	1,803	5,356	2,120	7,159	5,186
Less: Gain on property sale(2)	-	(2,880)	-	(2,880)	-
Add (Less): Hurricane insurance charges (gains)(2)	-	-	17	-	(171)
Adjusted EBITDA	$1,803	$2,476	$2,137	$4,279	$5,015

	Three Months Ended			Six Months Ended
Shipyard Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
New project awards(1)	$76	$278	$(227)	$354	$(349)

Revenue	$36	$409	$382	$445	$1,729
Cost of revenue	5	90	1,566	95	3,328
Gross profit (loss)(3)	31	319	(1,184)	350	(1,599)
General and administrative expense(4)	-	-	537	-	2,250
Other (income) expense, net	22	(23)	227	(1)	302
Operating income (loss)	$9	$342	$(1,948)	$351	$(4,151)

EBITDA(1)
Operating income (loss)	$9	$342	$(1,948)	$351	$(4,151)
Add: Depreciation and amortization	-	-	-	-	-
EBITDA	$9	$342	$(1,948)	$351	$(4,151)

	Three Months Ended			Six Months Ended
Corporate Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
New project awards (eliminations)(1)	$(268)	$(200)	$(267)	$(468)	$(695)

Revenue (eliminations)	$(268)	$(200)	$(267)	$(468)	$(695)
Cost of revenue	(268)	(200)	(267)	(468)	(695)
Gross profit	-	-	-	-	-
General and administrative expense	2,122	2,300	1,937	4,422	4,061
Other (income) expense, net	(78)	(78)	(70)	(156)	(140)
Operating loss	$(2,044)	$(2,222)	$(1,867)	$(4,266)	$(3,921)

EBITDA(1)
Operating loss	$(2,044)	$(2,222)	$(1,867)	$(4,266)	$(3,921)
Add: Depreciation and amortization	80	78	71	158	140
EBITDA	$(1,964)	$(2,144)	$(1,796)	$(4,108)	$(3,781)

_________________

(1)
New projects awards, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, EBITDA and adjusted EBITDA.
(2)
Other (income) expense for the Fabrication division for each of the three months ended March 31, 2024 and six months ended June 30, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the six months ended June 30, 2023, includes gains of $0.2 million from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.
(3)
Gross profit (loss) for the Shipyard division for each of the three and six months ended June 30, 2023, includes project charges of $0.8 million, and for the three and six months ended June 30, 2023, includes vessel holding costs of $0.2 million and $0.5 million, respectively, associated with the Company’s previous MPSV Litigation.
(4)
General and administrative expense for the Shipyard division for the three and six months ended June 30, 2023, includes legal and advisory fees of $0.5 million and $2.3 million, respectively, associated with the Company’s previous MPSV Litigation.

Consolidated Balance Sheets (in thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,509	$38,176
Restricted cash	1,475	1,475
Short-term investments	52,115	8,233
Contract receivables and retainage, net	33,433	36,298
Contract assets	2,221	2,739
Prepaid expenses and other assets	4,257	6,994
Inventory	2,331	2,072
Assets held for sale	—	5,640
Total current assets	105,341	101,627
Property, plant and equipment, net	24,535	23,145
Goodwill	2,217	2,217
Other intangibles, net	628	700
Other noncurrent assets	542	739
Total assets	$133,263	$128,428
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,017	$8,466
Contract liabilities	4,129	5,470
Accrued expenses and other liabilities	12,884	14,836
Long-term debt, current	1,075	1,075
Total current liabilities	27,105	29,847
Long-term debt, noncurrent	18,925	18,925
Other noncurrent liabilities	551	685
Total liabilities	46,581	49,457
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 16,516 shares issued and outstanding at June 30, 2024 and 16,258 at December 31, 2023	11,688	11,729
Additional paid-in capital	108,238	108,615
Accumulated deficit	(33,244)	(41,373)
Total shareholders’ equity	86,682	78,971
Total liabilities and shareholders’ equity	$133,263	$128,428

Consolidated Cash Flows (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$1,889	$6,240	$1,102	$8,129	$1,743
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,240	1,193	1,392	2,433	2,725
Change in allowance for doubtful accounts and credit losses	—	(28)	(200)	(28)	(200)
(Gain) loss on sale or disposal of assets held for sale and fixed assets, net	(701)	(3,241)	31	(3,942)	(33)
Gain on insurance recoveries	—	—	—	—	(245)
Stock-based compensation expense	532	506	444	1,038	953
Changes in operating assets and liabilities:
Contract receivables and retainage, net	(6,541)	9,434	7,430	2,893	(7,110)
Contract assets	2,684	(2,166)	(1,124)	518	(1,823)
Prepaid expenses, inventory and other current assets	50	2,102	808	2,152	955
Accounts payable	2,251	(1,712)	(9,393)	539	8,742
Contract liabilities	2,389	(3,730)	(1,323)	(1,341)	(5,131)
Accrued expenses and other current liabilities	(419)	(1,422)	(2,455)	(1,841)	(2,393)
Noncurrent assets and liabilities, net	(96)	(157)	(201)	(253)	(376)
Net cash provided by (used in) operating activities	3,278	7,019	(3,489)	10,297	(2,193)
Cash flows from investing activities:
Capital expenditures	(1,013)	(2,553)	(569)	(3,566)	(1,056)
Proceeds from sale of property and equipment	720	8,894	—	9,614	106
Recoveries from insurance claims	—	326	—	326	245
Purchases of short-term investments	(35,167)	(22,170)	(177)	(57,337)	(15,260)
Maturities of short-term investments	10,405	3,050	—	13,455	10,000
Net cash used in investing activities	(25,055)	(12,453)	(746)	(37,508)	(5,965)
Cash flows from financing activities:
Payments on Insurance Finance Arrangements	—	—	(126)	—	(1,129)
Tax payments for vested stock withholdings	(1,183)	—	(301)	(1,183)	(482)
Repurchases of common stock	—	(273)	—	(273)	—
Net cash used in financing activities	(1,183)	(273)	(427)	(1,456)	(1,611)
Net decrease in cash, cash equivalents and restricted cash	(22,960)	(5,707)	(4,662)	(28,667)	(9,769)
Cash, cash equivalents and restricted cash, beginning of period	33,944	39,651	29,717	39,651	34,824
Cash, cash equivalents and restricted cash, end of period	$10,984	$33,944	$25,055	$10,984	$25,055

2024 Financial Outlook - Division and Consolidated EBITDA and Adjusted EBITDA(1) Reconciliations (in thousands)

	Twelve Months Ending December 31, 2024
	Services					Consolidated
	Low	High	Fabrication	Shipyard	Corporate	Low	High
Net income (loss)	$9,000	$11,000	$8,080	$351	$(6,200)	$11,231	$13,231
Less: Income tax (expense) benefit	-	-	-	-	-	-	-
Less: Interest (expense) income, net	-	-	-	-	2,100	2,100	2,100
Operating income (loss)	9,000	11,000	8,080	351	(8,300)	9,131	11,131
Add: Depreciation and amortization	2,000	2,000	2,800	-	300	5,100	5,100
EBITDA	11,000	13,000	10,880	351	(8,000)	14,231	16,231
Less: Gain on property sale(2)	-	-	(2,880)	-	-	(2,880)	(2,880)
Less: Shipyard operating income	-	-	-	(351)	-	(351)	(351)
Adjusted EBITDA	$11,000	$13,000	$8,000	$-	$(8,000)	$11,000	$13,000

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(1)
EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of EBITDA and adjusted EBITDA.
(2)
Reflects a gain on the sale of property that was held for sale at December 31, 2023.